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Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF APRIL 10, 2007

to

INDENTURE

dated as of September 22, 2005

among

MOLSON COORS CAPITAL FINANCE ULC,

as Issuer

THE GUARANTORS NAMED THEREIN,

as Guarantors,

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as U.S. Trustee

and

THE CANADA TRUST COMPANY

as Canadian Trustee

        THIRD SUPPLEMENTAL INDENTURE, dated as of April 10, 2007 (this "Third Supplemental Indenture"), to the Indenture dated as of September 22, 2005, as amended by that First Supplemental Indenture and that Second Supplemental Indenture, each dated as of September 22, 2005 (collectively, the "Original Indenture") among MOLSON COORS CAPITAL FINANCE ULC, a Nova Scotia unlimited liability company (the "Company"), MOLSON COORS BREWING COMPANY, a Delaware corporation (the "Parent Guarantor"), COORS BREWING COMPANY, a Colorado corporation, COORS DISTRIBUTING COMPANY, a Colorado corporation, COORS WORLDWIDE, INC., a Colorado corporation, COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P., a Colorado limited liability limited partnership, COORS GLOBAL PROPERTIES, INC., a Colorado corporation, COORS INTERCONTINENTAL, INC., a Colorado corporation, and COORS BREWING COMPANY INTERNATIONAL, INC., a Colorado corporation (collectively, the "Subsidiary Guarantors" and, together with the Parent Guarantor, the "Guarantors"), THE BANK OF NEW YORK, TRUST COMPANY, N.A., as successor to TD Banknorth, National Association, as U.S. Trustee (the "U.S. Trustee") and THE CANADA TRUST COMPANY, a trust company duly amalgamated and existing under the laws of Canada, as Canadian Trustee (the "Canadian Trustee" and together with the U.S. Trustee, the "Trustees").

        WHEREAS, on April 10, 2007 the Company transferred substantially all of its assets to Coors Brewing Company International, Inc. for consideration determined to be fair market value by the Board of Directors for the assets transferred (the "Transfer");

        WHEREAS, on April 10, 2007, Coors Worldwide, Inc., Coors Intercontinental, Inc. and Coors Brewing Company International, Inc. (together, the "Merged Guarantors") merged (the "Merger") with and into Molson Coors International L.P., a Delaware limited liability company ("MCIL");

        WHEREAS, pursuant to Section 5.01 of the Original Indenture, the Securities issued pursuant to the Indenture shall be guaranteed by certain Subsidiaries, including the surviving entity of the Merger Guarantors;

        WHEREAS, pursuant to Section 4.06 of the Original Indenture, each of the Parent Guarantor and the Company shall cause each of its Subsidiaries that guarantees any Senior Debt of the Parent Guarantor or the Company after the Issue Date to, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Subsidiary will guarantee payment of the Securities on the same terms and conditions as those set forth in Article 10 of the Original Indenture;

        WHEREAS, on April 10, 2007, the newly-formed Subsidiaries MCIL, CBC HOLDCO, INC., a Colorado corporation, MCBC INTERNATIONAL HOLDCO, INC., a Colorado corporation, MOLSON COORS INTERNATIONAL GENERAL, ULC, a Nova Scotia unlimited liability company, COORS INTERNATIONAL HOLDCO, ULC, a Nova Scotia unlimited liability company and MOLSON COORS CALLCO ULC, a Nova Scotia unlimited liability company, agreed to guarantee the obligations under the Credit Agreement dated as of February 17, 2005 (the "Credit Agreement") between the Parent Guarantor, the Company, Molson Canada 2005, Molson Inc., Molson Coors Canada Inc. and Coors Brewers Limited, the Lenders party thereto, Wachovia Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender, and Bank of Montreal, as Canadian Administrative Agent, Issuing Bank and Swingline Lender;

        NOW, THEREFORE, in consideration of the above premises, each of MCIL, CBC HOLDCO, INC., MCBC INTERNATIONAL HOLDCO, INC., MOLSON COORS INTERNATIONAL GENERAL, ULC, COORS INTERNATIONAL HOLDCO, ULC, and MOLSON COORS CALLCO ULC hereby agree (i) to be added to the definition of "Subsidiary Guarantors"; and (ii) to guarantee payment of the Securities, on the same terms as and conditions as those set forth in Article 10 of the Original Indenture. Furthermore, the Company hereby confirms that it remains liable under the Indenture as "the Company" and in addition to becoming a Subsidiary Guarantor,

MCIL hereby agrees that it is liable as a co-issuer for the payment of principal and interest on the Securities and agrees to be added to the definition of the "Company" for such purposes.

        This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to the applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

        This Third Supplemental Indenture may be executed by one or more the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        The Trustees make no representations as to the validity or sufficiency of this Third Supplemental Indenture. The recitals and factual statements contained herein are deemed to be those of the Company and not of the Trustees.

        IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

MOLSON COORS INTERNATIONAL L.P.
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President, Global Treasurer
CBC HOLDCO, INC.
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President
MCBC INTERNATIONAL HOLDCO, INC.
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President
MOLSON COORS INTERNATIONAL GENERAL, ULC
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
By:	/s/ LORI A. BALL Name: Lori A. Ball Title: Assistant Secretary

COORS INTERNATIONAL HOLDCO, ULC
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
By:	/s/ LORI A. BALL Name: Lori A. Ball Title: Assistant Secretary
MOLSON COORS CALLCO ULC
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
MOLSON COORS CAPITAL FINANCE ULC
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: President and Chief Executive Officer
By:	/s/ KELLY L. BROWN Name: Kelly L. Brown Title: Secretary
MOLSON COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Vice President, Global Treasurer

COORS BREWING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer, Chief Corporate Finance Officer
COORS DISTRIBUTING COMPANY
By:	/s/ MICHAEL J. GANNON Name: Michael J. Gannon Title: Treasurer
COORS GLOBAL PROPERTIES, INC.
By:	/s/ SAMUEL D. WALKER Name: Samuel D. Walker Title: Chairman
COORS INTERNATIONAL MARKET DEVELOPMENT, L.L.L.P.
By:	Coors Global Properties, Inc. Its General Partner
By:	/s/ SAMUEL D. WALKER Name: Samuel D. Walker Title: Chairman
THE BANK OF NEW YORK TRUST COMPANY, N.A. as U.S. Trustee
By:	/s/ PETER M. MURPHY Name: Peter M. Murphy Title: Vice President
By:	/s/ TRACEY CONNIFF Name: Tracey Conniff Title: Assistant Treasurer

THE CANADA TRUST COMPANY as Canadian Trustee
By:	/s/ RICHARD MORGAN Name: Richard Morgan Title: Authorized Signatory
By:	/s/ KATHRYN T. THORPE Name: Kathryn T. Thorpe Title: Authorized Signatory

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Exhibit 4.2